RF INDUSTRIES, LTD.	For Immediate Release

RF Connectors/Cable Assembly/RF Wireless
Investor Contact: Neil Berkman Associates (310) 477 - 3118 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com

RF Industries Second Quarter Net Income Increases 23%
to $0.06 Per Share; Net Sales Increase 16%

Company Raises Quarterly Cash Dividend 25% to $0.025 per Share

SAN DIEGO, CA, June 7, 2011 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced that for the period ended April 30, 2011, net income increased 23% to $407,000, or $0.06 per diluted share, compared to $330,000, or $0.05 per diluted share, in the second quarter last year.  Net sales increased 16% to $4,392,000, compared to $3,778,000 in the same period last year.

RFI also announced today that its Board of Directors declared a 25% increase in the Company's quarterly cash dividend, from $0.02 per share to $0.025 per share, payable July 15, 2011 to shareholders of record on June 30, 2011.

"The continuing strength of the Company led the Board to raise RFI's quarterly dividend, increasing the annualized equivalent common stock dividend to $0.10 per share.  Our Board will continue to monitor the Company's business and dividend policy in light of corporate cash requirements and with regard to RFI's ongoing acquisition strategy," said Howard Hill, President and CEO of RF Industries.

Second Quarter Review

"Our second quarter benefited from a strong performance at Bioconnect, where sales increased 63%.  RF Connector and Cable Assembly sales gained 6% and the RF Wireless Division posted a 188% increase in sales for the quarter.  Net income gained 23% despite a 57% increase in engineering expenses, primarily associated with RF Wireless product development, and significant expenses related to the pending acquisition of Cables Unlimited, Inc. announced earlier today, for our ongoing merger and acquisition efforts," said Hill.

RF Connector and Cable Assembly Division sales increased 6% to $3,463,000 compared to $3,271,000 in the second quarter last year.  Operating income for this business segment benefitted from a 64% sales gain at the Aviel Electronics connector manufacturing Division.

Medical Cabling and Interconnect product sales increased 62% to a quarterly record $691,000 compared to $425,000 in the same quarter last year.  Improved productivity and a reduction in sales and administrative expenses to 14%, compared to 17% of sales in the same quarter last year, raised operating income 81% to $172,000 from $95,000 in the second quarter last year.

RF Wireless Segment sales increased 188% to $238,000 from $82,000 in the second quarter last year.  Operating losses for this business segment narrowed to $159,000 from $191,000 in the second quarter last year.

"During the second quarter, our RF Neulink Division finalized engineering and development expenses for its NL900S wireless transceiver, which received FCC Certification and has commenced initial production.  While the RF Wireless segment continues to lose money, we are encouraged by new orders at Neulink and a significant increase in requests for product and system installation pricing from a number of domestic and international firms.  We will continue to evaluate the future of this operation on a quarterly basis," said Hill.

(more)

7610 Miramar Road, San Diego, CA  92126-4202  ●  (858) 549-6340  ●  (800) 233-1728  ●  FAX (858) 549-6345
E-mail: rfi@rfindustries.com  ●  Internet: www.rfindustries.com

RF Industries Second Quarter Net Income Increases 23%
June 7, 2011
Page Two

First Half Review

For the six months ended April 30, 2011, net sales increased 20% to $8,532,000 compared to $7,091,000 for the first half of fiscal 2010.  Net income increased 60% to $758,000, or $0.11 per diluted share, compared to $473,000, or $0.08 per diluted share, in the same period last year.

RFI's gross profit increased 23% to $4,407,000, or 52% of sales, from $3,587,000, or 51% of sales in the second half last year.  Operating income advanced 44% to $1,150,000 from $797,000 for the first half last year.  Operating expenses declined to 38%, from 39%, as a percent of sales, despite a 55% increase in engineering expenses to $629,000 from $406,000 for the first half last year and higher expenses for ongoing merger and acquisition efforts.

RF Connector and Cable Assembly sales increased 11% to $6,870,000 in the first half of fiscal 2011 compared to $6,173,000 in the same period last year.  A 71% increase in sales at the Company's Aviel connector manufacturing division supported improved gross margins and a 12% increase in operating profits for this segment.

Medical Cabling and Interconnect product sales increased 66% to $1,298,000 from $783,000 in the first six months last year, raising gross margin to 38% from 36% of sales in the same period last year.  The improvement in gross margin, combined with lower general and administrative expenses, as a percent of sales, increased operating income 113% to $306,000 compared to $143,000 in the same period last year.

RF Wireless segment sales increased 168% to $363,000 from $135,000 for the same period last year.  Higher engineering expenses for the development of new products increased operating expenses, resulting in an operating loss of $391,000, compared to a loss of $363,000 for the same period last year.

As of April 30, 2011, RFI reported cash and cash equivalents of $3,387,000, investments in certificates of deposits of $5,573,000 and long-term investments in certificates of deposit of $1,696,000 for a total of $10,656,000 in liquid, short-term and long-term capital resources, working capital of $16,006,000, a 11 to 1 current ratio, no long-term debt and stockholders' equity of $18,044,000, or $2.99 per share.  The company expects to use approximately $2,800,000 of its cash and cash equivalents to fund the cash portion of the purchase price and other closing costs related to the pending acquisition of Cables Unlimited, which is scheduled to close on June 15, 2011.

About RF Industries

RF Industries conducts operations through six related divisions.  The RF Connectors and Cable Assembly segment designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices.  This business segment includes Aviel Electronics, which provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies and Oddcables.com, formerly known as Worswick, which provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers.  Bioconnect, which constitutes the Medical Cabling and Interconnector segment, designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.  The RF Wireless segment includes Neulink, which designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems and RadioMobile, an OEM provider of end-to-end mobile wireless network solutions for public safety, emergency medical, transportation and industrial customers.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, increased competition, and other uncertainties detailed in the Company's Securities and Exchange Commission filings.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

(tables attached)

RF INDUSTRIES, LTD.
CONDENSED STATEMENTS OF INCOME
(in thousands, except per share and share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

Net sales	$4,392	$3,778	$8,532	$7,091
Cost of sales	2,155	1,821	4,125	3,504

Gross profit	2,237	1,957	4,407	3,587

Operating expenses:
Engineering	333	212	629	406
Selling and general	1,282	1,166	2,627	2,384

Total operating expenses	1,615	1,378	3,257	2,790

Operating income	622	579	1,150	797

Interest income	11	14	21	40

Income before provision for income taxes	632	593	1,171	837

Provision for income taxes	226	263	413	364

Net income	$407	$330	$758	$473

Earnings per share
Basic	$0.07	$0.06	$0.13	$0.08
Diluted	$0.06	$0.05	$0.11	$0.07

Weighted average shares outstanding
Basic	6,009,849	5,701,856	5,954,628	5,699,700
Diluted	7,050,310	6,420,624	6,914,030	6,389,724

Dividends paid	130,511	--	215,320	--

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(in thousands, except per share and share amounts)

	Apr. 30,	Oct. 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,387	$4,729
Certificates of deposit	5,573	4,578
Trade accounts receivable, net	2,129	2,558
Inventories	5,310	4,608
Other current assets	636	448
Deferred tax assets	613	613

TOTAL CURRENT ASSETS	17,648	17,534

Property and equipment, net	547	530
Long term certificates of deposit	1,696	946
Note receivable from stockholder	67	67
Other assets	32	32

TOTAL ASSETS	$19,991	$19,109

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$284	$538
Accrued expenses	1,358	1,217
Income taxes payable	--	124

TOTAL CURRENT LIABILITIES	1,642	1,879

Deferred tax liabilities	19	19
Other long-term liabilities	285	297

TOTAL LIABILITIES	1,946	2,195

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - authorized 200,000,000 shares of $0.01 par
value; 6,030,916 and 5,861,764 shares issued and outstanding	60	59
Additional paid-in capital	7,583	6,996
Retained earnings	10,401	9,859

TOTAL STOCKHOLDERS' EQUITY	18,044	16,914

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,991	$19,109